SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20509

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)                                                                               July 9, 2002

ChromaVision Medical Systems, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-1000	75-2649072

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

33171 Paseo Cerveza, San Juan Capistrano, California	92675-4824

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code            (949) 443-3355

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Event
SIGNATURES

Item 5. Other Event

     ChromaVision Medical Systems, Inc. has set the date for its upcoming Special Meeting of Stockholders to be held on August 28, 2002, with a record date for determining stockholders entitled to vote at the meeting of July 15, 2002. The purpose of the meeting is to vote upon certain matters relating to the recently announced transaction in which Safeguard Delaware, Inc. (“Safeguard”) agreed to:

•	purchase an aggregate of 4,416,404 shares of Common Stock of the Company for $7 million or $1.585 per share;

•	acquire shares of the Series D 5% Convertible Preferred Stock of the Company (the “Series D Preferred Stock”) from certain institutional investors; and

•	guarantee up to $3 million in additional debt financing of our Company.

The transactions and matters to be voted upon at the Special Meeting of Stockholders are more particularly described in the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on June 17, 2002 and in the Proxy Statement filed by the Company with the Securities and Exchange Commission in preliminary form on July 9, 2002.

     On July 9, 2002, Safeguard acquired an additional 699,870 shares of Common Stock of the Company from XL Vision Corporation for a total purchase price of $1,109,294, or $1.585 per share. As a result, the number of shares of Company Common Stock beneficially owned by Safeguard and its affiliates is 14,919,415 shares, constituting 52.7% of the number of shares outstanding. For this purpose beneficial ownership is determined pursuant to a rule of the Securities and Exchange Commission pursuant to which Safeguard and its affiliates are deemed to beneficially own all shares as to which they have the power to vote, all shares they have the power to sell or otherwise dispose of, and all shares as to which they have the right to acquire such voting or disposition powers within 60 days of the date as of which beneficial ownership is being determined. The total indicated above as beneficially owned includes 861,493 shares as to which Safeguard holds proxies and 99,428 shares subject to agreements under which three directors and an executive officer of the Company have agreed to vote their shares in favor of the matters to be considered at the Special Meeting of Stockholders. After giving effect to completion of the transactions with Safeguard as contemplated, Safeguard and its affiliates are expected to beneficially own 18,544,639 shares or approximately 56.4% of the total number of shares outstanding. As the result of such stock ownership Safeguard and its affiliates have, and will have, the ability to elect all of the directors of the Company, and, under the terms of the transactions, Safeguard will also have significant contractual rights to control the business of the Company.

     If stockholder approval is not obtained at the Special Meeting of Stockholders for the issuance of shares of Common Stock upon conversion of the Series D Preferred Stock, as a dividend thereon and upon exercise of related warrants, in excess of a limitation which cannot presently be exceeded without stockholder approval, then the Company will be obligated to buy back the shares of Series D Preferred Stock which cannot be converted and the related warrants which cannot be exercised because of the limitation. The amount payable for the Series D Preferred Stock and the warrants is determined pursuant to a complex formula which depends upon future trading prices of the Company’s Common Stock, but if the obligation to buy back those securities arose on July 1, 2002 and were satisfied on that date, the amount would have been approximately $8,871,000 and could be greater. If the obligation to buy back the securities were enforced, the Company would have to seek additional financing, which it believes would be difficult to obtain, or it would have to cease business operations or commence bankruptcy proceedings to stay enforcement of the buy-back obligations and/or facilitate the obtaining of financing. Also, if any of the matters to be voted upon at the Special Meeting of Stockholders is not approved, the Company would be obligated to pay Safeguard a $700,000 fee.

     In accounting for the issuance of the Series D Preferred Stock and the related warrants when they were issued in July 2001, the Company allocated a portion of the proceeds received for the Series D Preferred Stock and warrants to the value of the warrants and to the value of the conversion feature of the Series D Preferred Stock. These amounts, plus the issuance costs of the transaction, were allocated to paid-in-capital, and the balance of the proceeds were allocated to the Series D Preferred Stock. The amount allocated to paid-in-capital has been accreted

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(amortized) over the three-year period prior to the scheduled mandatory redemption of the Preferred Stock on July 10, 2004.

     As a result of the transactions with Safeguard, it is expected that all of the outstanding shares of Series D Preferred Stock will be converted into Common Stock. When that occurs the unamortized balance of the discount on the Series D Preferred Stock will be written off as a charge to net income available to common stockholders. If the conversion of the Series D Preferred Stock had occurred on May 31, 2002, the amount of the write-off would have been $3,285,464. Since 1,270 shares of Series D Preferred Stock, out of 12,500 shares on May 31, 2002 outstanding, were converted on June 13, 2002, a portion of the write-off of the unamortized discount to the Series D Preferred Stock (approximately 10%) occurred in the Company’s second quarter, and the balance is expected to occur in the third quarter.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 18, 2002	CHROMAVISION MEDICAL SYSTEMS, INC.

By:	/s/ KEVIN C. O’BOYLE
Name: Kevin C. O’Boyle Its: Chief Operating Officer and Chief Financial Officer

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